EXHIBIT 99.1

NATIONAL HOME HEALTH CARE CORP.
ANNOUNCES OPERATING RESULTS FOR THE
THREE AND SIX MONTHS ENDED JANUARY 31, 2007
AND DECLARES QUARTERLY CASH DIVIDEND OF $.075 PER SHARE

        Scarsdale, New York, March 19, 2007, National Home Health Care Corp. (NASDAQ National Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported results for the three and six months ended January 31, 2007.

        Net patient revenue for the three months ended January 31, 2007 was $27,469,000, an increase of $1,799,000, or 7.0% from $25,670,000 for the three months ended January 31, 2006. Net income for the three months ended January 31, 2007 was $1,057,000, or $.18 per diluted share, compared to a net income of $891,000, or $.16 per diluted share, for the three months ended January 31, 2006.

        Net patient revenue for the six months ended January 31, 2007 was $53,703,000, an increase of $1,712,000, or 3.3% from $51,991,000 for the six months ended January 31, 2006. Net income for the six months ended January 31, 2007 was $2,095,000, or $.36 per diluted share, compared to a net income of $2,033,000, or $.35 per diluted share, for the six months ended January 31, 2006.

        The increase in net patient revenue was attributable to the expansion of the Company’s operations in Massachusetts, New York and Connecticut. The increase in net income was offset by non-operating related general and administrative expenses incurred in connection with the announced merger agreement between the Company and an affiliate of Angelo, Gordon & Co.

        The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $.075 per share on its Common Stock, payable May 4, 2007 to holders of record of its outstanding Common Stock on April 18, 2007.

        This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “project,” “anticipate,” “continue,” or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q, and other filings and releases. These include but are not limited to risks and uncertainties relating to whether the Company can identify, consummate and integrate on favorable terms acquisitions or market penetrations; market acceptance; pricing and demand for the Company’s services; changing regulatory environment; changing economic conditions; whether the Company can attract and retain qualified personnel; ability to manage the Company’s growth; and other risks detailed in the Company’s filings with the SEC.

CONTACT:	Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000.

STATEMENT OF OPERATIONS DATA:

	Three months ended January 31,		Six months ended January 31,
	2007	2006	2007	2006
Revenues	$27,469,000	$25,670,000	$53,703,000	$51,991,000
Operating expenses	25,921,000	24,306,000	50,628,000	48,875,000
Income from operations	1,548,000	1,364,000	3,075,000	3,116,000
Other income:
Interest	235,000	122,000	445,000	217,000
Income before taxes	1,783,000	1,486,000	3,520,000	3,333,000
Provision for income taxes	726,000	595,000	1,425,000	1,300,000
Net income	1,057,000	891,000	2,095,000	2,033,000
Earnings per share - diluted	$0.18	$0.16	$0.36	$0.35
Weighted average shares - diluted	5,746,356	5,742,486	5,743,391	5,744,709
Dividends declared per share	$0.075	$0.075	$0.15	$0.15

BALANCE SHEET DATA:

	January 31,
	2007	2006
Cash and cash equivalents	$19,177,000	$15,625,000
Total current assets	41,543,000	38,257,000
Total assets	59,248,000	56,240,000
Total current liabilities	5,140,000	4,150,000
Non-current liabilities	—	—
Stockholders' equity	54,108,000	52,090,000